Exhibit 99.1

News Release Contact: Michael Stivala Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Second Quarter Earnings

Whippany, New Jersey, May 9, 2013 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its second quarter ended March 30, 2013.

The second quarter of fiscal 2013 was the second full quarter of operations since the Partnership’s acquisition of Inergy L.P.’s retail propane business (“Inergy Propane”) on August 1, 2012. For comparative purposes, the variances in year-over-year results were primarily attributable to the inclusion of the Inergy Propane operations. In addition, operating performance in the Partnership’s legacy operations improved as a result of a combination of colder average temperatures, lower wholesale propane costs and continued savings in operating expenses. Net income for the three months ended March 30, 2013 amounted to $131.2 million, or $2.29 per Common Unit, compared to $49.6 million, or $1.39 per Common Unit, in the prior year second quarter. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarter of fiscal 2013 amounted to $185.3 million, compared to $63.3 million in the prior year second quarter, an increase of $122.0 million.

Net income and EBITDA for the fiscal 2013 second quarter included $2.7 million in expenses related to the ongoing integration of Inergy Propane operations, and unrealized (non-cash) losses of $2.6 million attributable to mark-to-market adjustments on derivative instruments used in risk management activities. Net income and EBITDA for the fiscal 2012 second quarter included a $2.1 million non-cash charge from a loss on disposal of an asset in the Partnership’s natural gas and electricity business, as well as a $0.5 million loss on debt extinguishment associated with the amended and restated credit agreement completed in January 2012. Excluding the effects of these charges for the fiscal 2013 and 2012 second quarters, as well as the unrealized (non-cash) mark-to-market adjustments on derivative instruments in both quarters (there was no impact in the prior year second quarter), Adjusted EBITDA amounted to $190.7 million for the fiscal 2013 second quarter, compared to Adjusted EBITDA of $65.9 million in the prior year second quarter.

In announcing these results, President and Chief Executive Officer Michael J. Dunn, Jr., said, “We are very pleased with our results for the second quarter of fiscal 2013. While the unseasonably warm temperatures that were experienced in the first quarter of fiscal 2013 carried over into the first several weeks of the second quarter, a burst of cold weather from late February through March brought average temperatures for the quarter closer to normal. When the cold weather did arrive, our people and combined businesses responded.”

Retail propane gallons sold in the second quarter of fiscal 2013 increased 120.4 million gallons, to 210.3 million gallons from 89.9 million gallons in the prior year second quarter. Sales of fuel oil and other refined fuels increased 12.6 million gallons, to 23.2 million gallons compared to 10.6 million gallons in the prior year second quarter. The increase in volumes sold was primarily attributable to the inclusion of the Inergy Propane operations, as well as increases in the Partnership’s legacy operations resulting from colder average temperatures. According to the National Oceanic and Atmospheric Administration (“NOAA”), average temperatures (as measured by heating degree days) across all of the Partnership’s service territories during the second quarter of fiscal 2013 were 1% warmer than normal, compared to 21% warmer than normal in the prior year quarter. The favorable weather comparison for the quarter was primarily due to colder than normal average temperatures in the month of March 2013 which, as reported by NOAA, were 10% colder than normal compared to 31% warmer than normal in March of the prior year.

Addressing the ongoing Inergy Propane integration efforts, Mr. Dunn said, “During the second quarter we continued to make progress on our integration efforts. With our key operations management in place since the start of the heating season, we are now focused on further streamlining our regional operating structure, defining our local operating footprint and identifying the management teams across the entire platform. With the heating season behind us, we have aggressively turned our attention to the blending of locations in overlapping geographies and the conversion of key operating systems. Throughout this period of change, we have been in regular communication with the entire Inergy Propane customer base, keeping them informed of progress and milestones achieved with the integration, as well as our commitment to their safety and comfort.”

Concluding his comments, Mr. Dunn said, “Plenty of work remains to be done with the integration of the business operations and cultures in preparation for the next heating season. We will continue to execute on our detailed integration plans while, at the same time, maintaining our focus on the combined customer base and continuing to look for opportunities to grow and improve efficiencies. Finally, despite the increased size of our business and the increased working capital requirements, we once again funded all working capital needs from cash on hand without the need to borrow under our revolving credit facility and ended the quarter with more than $166.5 million of cash.”

As previously announced on April 24, 2013, the Partnership’s Board of Supervisors has declared a quarterly distribution of $0.8750 per Common Unit for the three months ended March 30, 2013. On an annualized basis, this distribution rate equates to $3.50 per Common Unit. The $0.8750 per Common Unit distribution is payable on May 14, 2013 to Common Unitholders of record as of May 7, 2013.

Suburban Propane Partners, L.P. is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of more than 1.2 million residential, commercial, industrial and agricultural customers through more than 750 locations in 41 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•

Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes as a result of customer conservation;

•	The cost savings expected from the Partnership’s most recent acquisition of Inergy Propane may not be fully realized or realized within the expected timeframe;

•	The Partnership’s revenue from the Inergy Propane acquisition may be lower than expected;

•	The costs of integrating the business acquired in the Inergy Propane acquisition into the Partnership’s existing operations may be greater than expected;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;

•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;

•	The ability of the Partnership to retain customers or acquire new customers;

•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	The ability of management to continue to control expenses;

•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;

•	The impact of legal proceedings on the Partnership’s business;

•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;

•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;

•	The impact of current conditions in the global capital and credit markets, and general economic pressures;

•	The operating, legal and regulatory risks the Partnership may face; and

•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 29, 2012 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

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Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Six Months Ended March 30, 2013 and March 24, 2012

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 30, 2013	March 24, 2012	March 30, 2013	March 24, 2012
Revenues
Propane	$540,537	$283,759	$933,322	$524,115
Fuel oil and refined fuels	92,795	43,748	154,941	74,729
Natural gas and electricity	29,732	21,708	48,121	39,759
All other	15,362	8,411	32,745	18,909

	678,426	357,626	1,169,129	657,512
Costs and expenses
Cost of products sold	346,999	208,401	592,099	391,975
Operating	126,371	71,293	241,307	137,235
General and administrative	19,763	14,158	37,595	26,453
Depreciation and amortization	29,648	7,649	58,007	15,434

	522,781	301,501	929,008	571,097

Operating income	155,645	56,125	240,121	86,415
Loss on debt extinguishment	—	507	—	507
Interest expense, net	24,343	6,425	48,899	13,263

Income before provision for (benefit from) income taxes	131,302	49,193	191,222	72,645
Provision for (benefit from) income taxes	150	(380)	282	(160)

Net income	$131,152	$49,573	$190,940	$72,805

Net income per Common Unit - basic	$2.29	$1.39	$3.34	$2.05

Weighted average number of Common Units outstanding - basic	57,185	35,600	57,169	35,588

Net income per Common Unit - diluted	$2.28	$1.38	$3.33	$2.03

Weighted average number of Common Units outstanding - diluted	57,441	35,839	57,392	35,808

Supplemental Information:
EBITDA (a)	$185,293	$63,267	$298,128	$101,342
Adjusted EBITDA (a)	$190,668	$65,852	$307,117	$104,975
Retail gallons sold:
Propane	210,314	89,941	364,247	164,220
Refined fuels	23,223	10,565	39,108	18,260
Capital expenditures:
Maintenance	$2,404	$3,366	$3,838	$5,227
Growth	$3,729	$596	$9,056	$4,140

(more)

(a)	EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and certain other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as measures of liquidity and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, as so calculated, to our net cash provided by operating activities:

	Three Months Ended		Six Months Ended
	March 30, 2013	March 24, 2012	March 30, 2013	March 24, 2012
Net income	$131,152	$49,573	$190,940	$72,805
Add:
Provision for (benefit from) income taxes	150	(380)	282	(160)
Interest expense, net	24,343	6,425	48,899	13,263
Depreciation and amortization	29,648	7,649	58,007	15,434

EBITDA	185,293	63,267	298,128	101,342
Unrealized (non-cash) losses on changes in fair value of derivatives	2,646	—	6,260	1,048
Integration-related costs	2,729	—	2,729	—
Loss on debt extinguishment	—	507	—	507
Loss on asset disposal	—	2,078	—	2,078

Adjusted EBITDA	190,668	65,852	307,117	104,975
Add / (subtract):
(Provision for) benefit from income taxes	(150)	380	(282)	160
Interest expense, net	(24,343)	(6,425)	(48,899)	(13,263)
Unrealized (non-cash) (losses) on changes in fair value of derivatives	(2,646)	—	(6,260)	(1,048)
Integration-related costs	(2,729)	—	(2,729)	—
(Gain) on disposal of property, plant and equipment, net	(323)	(179)	(2,590)	(211)
Compensation cost recognized under Restricted Unit Plans	1,173	1,147	2,413	2,350
Changes in working capital and other assets and liabilities	(89,224)	(18,404)	(114,807)	(75,915)

Net cash provided by operating activities	$72,426	$42,371	$133,963	$17,048

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.